SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
MEDTRONIC, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-0793183

(State or Other Juris-	(I.R.S. Employer
diction of Incorporation	Identification Number)
or Organization)

World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(Address of Principal Executive Office and Zip Code)
Medtronic, Inc. Capital Accumulation Plan Deferral Program
(as restated October 19, 2005 and effective January 1, 2005)
(Full Title of the Plan)
Keyna Pidcock Skeffington, Esq.
Senior Legal Counsel
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	Per Share	Offering Price	Registration Fee
Deferred Compensation Obligations (1)	$ 30,000,000(2)	100%	$ 30,000,000(2)	$3,531.00

(1)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future to employees and directors of Medtronic, Inc. who participate in the Medtronic, Inc. Capital Accumulation Plan Deferral Program in accordance with its terms.

(2)	Estimated solely for the purpose of calculating the registration fee.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
            The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:
(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or either (I) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed, or (II) the Registrant’s effective registration statement on Form 10 or 10-SB filed under the Securities Exchange Act of 1934 containing audited financial statements for the Registrant’s latest fiscal year;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the documents referred to in (a) above;

(c)	If the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, the description of such class of securities contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updating such description.
            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     The Medtronic, Inc. Capital Accumulation Plan Deferral Program (as restated October 19, 2005 and effective January 1, 2005) (the “Plan”) provides directors and a select group of management or highly compensated employees of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain cash compensation. Participants in the Plan are directors and employees of the Company and certain of its subsidiaries who satisfy certain eligibility requirements and who elect to participate in the Plan (“Participants”).
     The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Company to pay deferred compensation in the future to Participants in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.
     In general, under the Plan, Participants generally may make annual irrevocable elections to defer up to 50% of their base salary, 100% of their commissions, 100% of their cash compensation earned under the Company’s 2003 Long-Term Incentive Plan or 100% of their director fees to be earned during the following calendar year. The Company may, in its sole discretion, make a contribution to the Plan from time to time on behalf of a Participant equal to all or a portion of amounts that would have been contributed on behalf of the Participant under other benefit plans of the Company if the Participant had not entered into a deferral election agreement under the Plan. The Company may also make discretionary contributions for Participants. Account balances will be credited with income, gains and losses based on the performance of investment funds selected by the Participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts credited to their deferral accounts with respect to deferrals of base salary, commissions, amounts earned under the Long-Term Incentive Plan and directors fees. Company contributions will vest in the manner specified by the Company. Participants are eligible to receive distributions of the amounts credited to their accounts at or after their retirement, death, change in control of the Company or upon a specified date, in a lump sum or installments pursuant to elections made under the rules of the Plan.
     No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void. The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may receive an early distribution of all or a portion of the value of their Plan accounts under limited circumstances. The Company reserves the right to amend or terminate the Plan at any time.
     The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by eligible Participants and the amounts of their salaries, commissions, Long-Term Incentive Plan compensation and directors’ fees. The duration of the Plan is indefinite (subject to the Company’s ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company.
     The Deferred Compensation Obligation will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notice, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.
Item 5. Interests of Named Experts and Counsel.
            Not applicable.

Item 6. Indemnification of Directors and Officers.
            Minnesota Statutes Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.
            Medtronic’s Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party’s actions or omissions as a director, officer, employee, or agent of Medtronic or any subsidiary of Medtronic or of any other corporation, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director or officer of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic’s Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for breach of his or her fiduciary duty as a director, to the fullest extent permitted by law.
            Medtronic has established a Directors and Officers Indemnification Trust, a copy of which has been filed with the SEC.
Item 7. Exemption from Registration Claimed.
            Not applicable.
Item 8. Exhibits.
4.1	Medtronic, Inc. Capital Accumulation Plan Deferred Program (as restated October 19, 2005 and effective January 1, 2005)

4.2	Medtronic Restated Articles of Incorporation, as amended to date, are incorporated herein by reference to Exhibit 3.1 in Medtronic’s Annual Report on Form 10-K for the fiscal year ended April 27, 2001, filed with the Commission on July 26, 2001.

4.3	Medtronic Bylaws, as amended to date, are incorporated herein by reference to Exhibit 3.2 in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004, filed with the Commission on June 30, 2004.

4.4	Rights Agreement, dated as of October 26, 2000, between Medtronic, Inc. and Wells Fargo Bank Minnesota, N.A., including, as Exhibit A thereto, the form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Shares of Medtronic, Inc. and, as Exhibit B thereto, the form of Preferred Stock Purchase Right Certificate, is incorporated herein by reference to Exhibit 4.1 to Medtronic’s Form 8-A filed on November 3, 2000.

5	Opinion and consent of counsel regarding legality of securities.

23.1	Consent of counsel (See Exhibit 5).

23.2	Consent of independent registered public accounting firm.

24.1	Powers of Attorney.
            If applicable, the Registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”), if required, and in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 21st day of November, 2005.

MEDTRONIC, INC.

By:	/s/ Arthur D. Collins, Jr.
/s/ Arthur D. Collins, Jr. Arthur D. Collins, Jr.
Chairman of the Board and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Arthur D. Collins, Jr.
Dated: November 21, 2005	Arthur D. Collins, Jr.
Chairman of the Board and Chief Executive Officer
(principal executive officer)

/s/ Gary L. Ellis
Dated: November 21, 2005	Gary L. Ellis
Senior Vice President and Chief Financial
Officer (principal financial and accounting
officer)

Richard H. Anderson*	)
William R. Brody, M.D., Ph.D.*	)
Arthur D. Collins, Jr.*	)
Antonio M. Gotto, Jr., M.D., D.Phil*	)
Shirley Ann Jackson, Ph.D.*	)	Directors
Robert C. Pozen*	)
Jean-Pierre Rosso*	)
Jack W. Schuler*	)

*	Terrance L. Carlson, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

/s/ Terrance L. Carlson
Dated: November 21, 2005	Terrance L. Carlson
Senior Vice President, General Counsel and
Secretary, as Attorney-In-Fact

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
MEDTRONIC, INC.
Form S-8 Registration Statement
Exhibits.
4.1	Medtronic, Inc. Capital Accumulation Plan Deferred Program (as restated October 19, 2005 and effective January 1, 2005)

4.2	Medtronic Restated Articles of Incorporation, as amended to date, are incorporated herein by reference to Exhibit 3.1 in Medtronic’s Annual Report on Form 10-K for the fiscal year ended April 27, 2001, filed with the Commission on July 26, 2001.

4.3	Medtronic Bylaws, as amended to date, are incorporated herein by reference to Exhibit 3.2 in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004, filed with the Commission on June 30, 2004.

4.4	Rights Agreement, dated as of October 26, 2000, between Medtronic, Inc. and Wells Fargo Bank Minnesota, N.A., including, as Exhibit A thereto, the form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Shares of Medtronic, Inc. and, as Exhibit B thereto, the form of Preferred Stock Purchase Right Certificate, is incorporated herein by reference to Exhibit 4.1 to Medtronic’s Form 8-A filed on November 3, 2000.

5	Opinion and consent of counsel regarding legality of securities.

23.1	Consent of counsel (See Exhibit 5).

23.2	Consent of independent registered public accounting firm.

24.1	Powers of Attorney.